U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2003

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	65-0772718

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004

(Address of principal executive offices)

941-629-8111

(Registrant’s telephone number)

Item 12. Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports Second Quarter 2003 Operating Results

PORT CHARLOTTE, Fla., July 18 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the second quarter of 2003. For the three-month period ending June 30, 2003, the Company reported net income of $264,289 or $.22 per share, an improvement of approximately $239,000 or $.20 per share over the same period in 2002. Net interest margins improved from 4.36% in 2002 to 4.40% in 2003. The improvement in net interest margin in 2003 contributed $11,000 to net interest income over that reported for 2002. Average earning assets between the comparable three-month periods increased by 13%, contributing another $129,000 to net interest income over reported 2002 levels. In addition, non-interest income for the current quarter improved by 30% over 2002 levels to $489,000, substantially as a result of the Company’s continuing efforts in expanding its financial services and residential secondary market activities.

For the comparable six-month month periods ended June 30, 2003 and 2002, the Company reported net income of $432,511 or $.36 per share and $8,418 or $.01 per share, respectively. Net interest margins improved from 4.22% in 2002 to 4.48% in 2003, increasing net interest income by $119,000 over 2002 results, while volume increases of 10% contributed an additional $176,000. Non-interest income for the six-month period ending June 30, 2003 improved 35% over 2002 levels to $928,000.

Net income for the three and six-month periods ending June 30, 2003 were also favorably impacted by the recognition of $118,000 and $200,000, respectively, in deferred tax benefits reflecting the Company’s potential for the recovery of net operating loss carry-forward benefits.

The Company, through its subsidiary banking organization, Tarpon Coast National Bank, has maintained a growth strategy in order to fully leverage and utilize its capital to achieve critical mass. Consistent with this strategy, investments continued to be made in facilities, personnel, and products that were significant in increasing non-interest expenses for the current three and six-month periods by $62,000 or 5% and $263,000 or 11%, respectively, over comparable 2002 amounts.

A financial table follows:

	Second Quarter		Year to Date

	2003	2002	2003	2002

	(Dollars in Thousands, Except Per Share Amounts)
Balance Sheet Data:
Total Assets	—	—	$115,586	$98,886
Total Customer Deposits	—	—	$106,069	$89,601
Gross Loans	—	—	$82,617	$66,012
Operating Statement Data:
Net Interest Income	$1,085	$945	$2,107	$1,812
Provision for Loan Losses	$120	$50	$169	$119
Non-interest Income	$489	$375	$927	$685
Non-interest Expenses	$1,308	$1,245	$2,633	$2,370
Income (Taxes) Benefit	$118	—	$200	—
Net Income	$264	$25	$432	$8
Net Income (Loss) Per Share	$.22	$.02	$.36	$.01
Number of banking offices	—	—	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.

Date: July 18, 2003	/s/ Lewis S. Albert Lewis S. Albert Chief Executive Officer